   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 23, 2001.

                                                      REGISTRATION NO. 333-65463
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                       ELECTRONICS BOUTIQUE HOLDINGS CORP.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                 51-0308583
                --------                                 ----------
(State or other jurisdiction of Incorporation    (I.R.S. Employer Identification
              or Organization)                             Number)

                            -------------------------
                            931 SOUTH MATLACK STREET
                        WEST CHESTER, PENNSYLVANIA 19382
                                 (610) 430-8100
   (Address, Including Zip Code and Telephone Number, Including Area Code of
                    Registrants Principal Executive Offices)

                            -------------------------

                         1998 EQUITY PARTICIPATION PLAN
                            (Full Title of the Plan)

                             ----------------------
                                 JAMES A. SMITH
                SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                       ELECTRONICS BOUTIQUE HOLDINGS CORP.
                            931 SOUTH MATLACK STREET
                        WEST CHESTER, PENNSYLVANIA 19382
                                 (610) 430-8100
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                           ---------------------------
                                   COPIES TO:
                        William W. Matthews, III, Esquire
                 Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                             260 South Broad Street
                             Philadelphia, PA 19102

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.


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                                EXPLANATORY NOTE

         This Post-Effective Amendment No. 1 contains the form of reoffer prospectus to be used by certain officers and directors of Electronics Boutique Holdings Corp. with respect to the securities acquired, or that will be acquired, by them pursuant to Electronics Boutique's employee benefit plans.

                                 440,357 SHARES

                       ELECTRONICS BOUTIQUE HOLDINGS CORP.

                         COMMON STOCK REOFFER PROSPECTUS

         This Prospectus relates to 440,357 shares of common stock of Electronics Boutique Holdings Corp. being offered hereby for the account of certain Electronics Boutique's executive officers and directors (each a "Selling Stockholder" and collectively the "Selling Stockholders"). Of the shares of common stock which may be offered hereby, 440,357 shares may be issued by Electronics Boutique to the Selling Stockholders upon the exercise by the Selling Stockholders of options to purchase common stock issued to them pursuant to Electronics Boutique's 1998 Equity Participation Plan.

         We believe we are among the world's largest specialty retailers of electronic games. As of November 23, 2001, we operated 905 stores, primarily under the names Electronics Boutique and EB GameWorld, in the United States, Australia, Canada, New Zealand, Italy, Denmark, Germany, Norway and South Korea. We also operate a commercial web site under the URL address www.ebgames.com. We sell video game hardware and software, PC entertainment software and related accessories and products. Our executive offices are located at 931 South Matlack Street, West Chester, Pennsylvania 19382 and our telephone number is (610) 430-8100.

         Our common stock is listed on the NASDAQ National Market under the symbol "ELBO." On November 21, 2001, the last sale price for the common stock as reported on the NASDAQ National Market was $36.48 per share. No underwriting is being utilized in connection with this registration of common stock and, accordingly, the shares of common stock are being offered without underwriting discounts. The expenses of this registration will be paid by Electronics Boutique. Normal brokerage commissions, discounts and fees will be payable by the Selling Stockholders.

         FOR A DISCUSSION OF CERTAIN MATTERS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" COMMENCING ON PAGE 3.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS NOVEMBER 23, 2001.


                                       1
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FORWARD-LOOKING STATEMENTS....................................................2
RISK FACTORS..................................................................3
ELECTRONICS BOUTIQUE.........................................................11
USE OF PROCEEDS..............................................................12
SELLING STOCKHOLDERS.........................................................13
PLAN OF DISTRIBUTION.........................................................16
DESCRIPTION OF CAPITAL STOCK.................................................18
WHERE YOU CAN FIND MORE INFORMATION..........................................21
INCORPORATION OF DOCUMENTS BY REFERENCE......................................21


                           FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The forward-looking statements involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to:

         o trends affecting our financial condition or results of operations;

         o        changes in our acquisition and capital expenditure plans;

         o the competitive environment in the video game systems and software product industries;

         o        changes in the costs of our products;

         o        economic conditions affecting the video game and PC markets;

         o        changes in demographics relating to our core markets;

         o the availability of and terms of financing to fund the anticipated growth of our business;

         o        our ability to attract and retain qualified personnel;

         o        changes in our operating strategy or development plans; and

         o other factors described in this prospectus, including those set forth under the caption "Risk Factors".



                                       2
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         In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, forward-looking statements included in this prospectus do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "anticipates", "believes", "continues", "could", "estimates", "expects", "intends", "may", "plans", "potential", "predicts", "will", "should", "seeks", "pro forma", "anticipates", "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements.

         Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur causing actual results to differ materially from those anticipated or implied by our forward-looking statements.

                                  RISK FACTORS

         You should carefully consider the following risks, as well as the other information contained in this prospectus, before investing in shares of our common stock. If any of the following risks actually occur, our business could be harmed. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment. You should refer to the other information set forth in this prospectus and our consolidated financial statements and the related notes incorporated by reference in this prospectus.

RISKS RELATED TO THE ELECTRONIC GAMES INDUSTRY

MANUFACTURERS MAY FAIL TO INTRODUCE OR DELAY THE INTRODUCTION OF NEW PRODUCTS, WHICH COULD HURT OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS.

         We are highly dependent on the introduction of new and enhanced video game and PC hardware and software for our success. If manufacturers fail to introduce or delay the introduction of new games and systems, we would have difficulty attracting and retaining customers to buy the products we sell. Any failure to attract and retain customers could adversely affect our business. Many of the factors that impact our ability to offer new products and to attract and retain customers are largely beyond our control. These factors include:

         o dependence upon manufacturers to introduce new or enhanced video game systems;

         o reliance upon continued technological development and the continued use of PCs;


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         o        dependence upon software publishers to develop popular game and entertainment titles for future generation game systems or PCs; and

         o        the availability and timeliness of new product releases.

         Nintendo introduced the Nintendo Game Boy Advance in June 2001 and the Nintendo GameCube in the fourth quarter of 2001. Microsoft introduced the Microsoft Xbox in the fourth quarter of 2001. If Nintendo or Microsoft is unable to deliver a sufficient quantity of units to satisfy consumer demand, our sales and financial results could be adversely affected.

THE VIDEO GAME SYSTEM AND SOFTWARE PRODUCT INDUSTRIES ARE CYCLICAL, WHICH COULD CAUSE SIGNIFICANT FLUCTUATION IN OUR EARNINGS.

         Demand for video game systems and software fluctuates in relation to the introduction of next-generation hardware and related software titles. Manufacturers have historically introduced next-generation systems every four to five years. Sales volumes of new video game systems and related software titles are generally higher in the initial stages of the products' life cycles because of initial demand. As a product reaches the end of its life cycle, however, demand for the product will generally decline as our customers anticipate the introduction of next-generation products. If leading video game system manufacturers fail to introduce next-generation systems, or fail to make significant enhancements to existing systems, our sales of hardware systems and related titles will decrease, which could have an adverse effect on our results of operations and financial condition.

IF WE FAIL TO KEEP PACE WITH RAPIDLY CHANGING INDUSTRY TECHNOLOGY, WE WILL BE AT A COMPETITIVE DISADVANTAGE.

         The video game and PC industries are characterized by swiftly changing technology, evolving industry standards, frequent new product introductions and rapid product obsolescence. These characteristics require us to respond quickly to technological changes and to understand their impact on our customers' preferences. In particular, many video games and other entertainment software are readily available on the Internet. The ability to download electronic games onto PCs or play games on the Internet through consoles could make the retail sale of video games and PC entertainment software obsolete. If advances in technology continue to expand our customers' ability to access software through other sources, our sales and earnings could decline.

RISKS RELATED TO OUR BUSINESS

FAILURE TO MANAGE NEW STORE OPENINGS COULD NEGATIVELY IMPACT OUR OPERATIONAL AND FINANCIAL RESULTS.

         Our growth will depend on our ability to open and operate new stores profitably. We currently intend to open approximately 175 net new stores in the current fiscal year and approximately 200 net new stores in fiscal 2003. Our ability to open new stores in a timely and profitable manner depends upon numerous contingencies, many of which are beyond our control. The contingencies include:

         o our ability to locate suitable store sites, negotiate acceptable lease terms, and build out or refurbish sites on a timely and cost-effective basis;

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         o        our ability to hire, train and retain skilled associates; and

         o our ability to integrate new stores into our existing operations.

         In addition, our services agreement with EB-UK restricts our ability to expand our business in Europe. The services agreement prohibits us from competing with EB-UK in the United Kingdom and Ireland until January 2007. The services agreement also requires that, until January 2006, we report to EB-UK any opportunity relating to the electronic game retailing business which we become aware of in Europe (excluding Scandinavia) which could be made available to EB-UK and that we use reasonable endeavors to procure that each and every such opportunity is first offered to EB-UK, on the same terms, including as to cost. This may prevent, limit or otherwise delay our expansion in Europe. We cannot assure you that we will be able to achieve our planned expansion or that our new stores will achieve sales and profitability levels comparable to our existing stores.

IF WE DO NOT COMPETE EFFECTIVELY, WE WILL LOSE CUSTOMERS AND OUR EARNINGS WILL DECLINE.

         The electronic game industry is intensely competitive and subject to rapid changes in consumer preferences and frequent new product introductions. We compete with:

         o video game and PC software specialty stores located in malls and other locations;

         o        mass merchants;

         o        toy retail chains;

         o        online retailers;

         o        mail-order businesses;

         o        catalogs;

         o        direct-to-consumer software publishers; and

         o office supply, computer product and consumer electronics superstores.

         Increased competition may lead to reduced sales and profit margins on video games and PC entertainment software. Consumers can rent video games from many video stores and cable television providers and it is likely that other methods of distribution will emerge in the future, which would result in increased competition. Some of our competitors have longer operating histories and significantly greater financial, managerial, creative, sales and marketing and other resources than we have. We also compete with other forms of entertainment activities, including movies, television, theater, sporting events and family entertainment centers. If we do not compete effectively, our revenues and financial results may be adversely affected.

WE MAY ENGAGE IN ACQUISITIONS THAT COULD DILUTE THE EQUITY INTERESTS OF OUR STOCKHOLDERS, INCREASE OUR DEBT OR CAUSE US TO ASSUME CONTINGENT LIABILITIES, ALL OF WHICH MAY HAVE A DETRIMENTAL EFFECT ON THE PRICE OF OUR COMMON STOCK. IF ANY ACQUISITIONS ARE NOT

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SUCCESSFULLY INTEGRATED WITH OUR BUSINESS, OUR ONGOING OPERATIONS COULD BE
ADVERSELY AFFECTED.

      We intend to engage in acquisitions and open additional stores. In 2001, we have acquired nine stores in Denmark, one store in Norway, eleven stores in Italy and three stores in Germany and we plan to acquire additional stores as part of our new store expansion program. To facilitate future acquisitions, we may take actions that could have a detrimental effect on our results of operations or the price of our common stock, including:

         o issuing equity securities or convertible debt securities, which would dilute our current stockholders' percentage ownership;

         o        incurring substantial debt; or

         o        assuming contingent liabilities.

      Acquisitions also entail numerous business risks, including:

         o        difficulties in assimilating acquired businesses;

         o unanticipated costs that could materially adversely affect our results of operations;

         o negative effects on our reported results of operations from acquisition-related charges;

         o diversion of management's attention from other business concerns;

         o adverse effects on existing business relationships with suppliers and customers;

         o risks of entering markets in which we have no or limited prior experience; and

         o the potential inability to retain and motivate key employees of acquired businesses.

FUTURE ACQUISITIONS MAY NOT BE COMPLETED, AND IF NOT COMPLETED, OUR GROWTH MAY BE ADVERSELY AFFECTED.

         If we do not complete future acquisitions, our growth may be adversely affected. Our plans to pursue future acquisitions are subject to our ability to negotiate favorable terms for these acquisitions and may also be subject to other conditions or contingencies. Accordingly, we cannot assure you that future acquisitions will be completed.

OUR SERVICES AGREEMENT WITH EB-UK RESTRICTS OUR ABILITY TO EXPAND OUR BUSINESS IN EUROPE AND WE COULD BECOME INVOLVED IN FURTHER LITIGATION WITH EB-UK WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

         Our services agreement with EB-UK prohibits us from competing with EB-UK in the United Kingdom and Ireland until January 2007. The services agreement also requires that, until January 2006, we report to EB-UK any opportunity relating to the electronic game retailing business which we become aware of in Europe (excluding Scandinavia) which could be made available to EB-UK and that we use reasonable endeavors to procure that each and every such opportunity is first offered to EB-UK, on the

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same terms, including as to cost. As a result, EB-UK could impede our planned expansion into Europe by pursuing opportunities in Europe which we report to it and entering into agreements with our intended business partners. EB-UK has publicly stated that it intends to expand its business into continental Europe. Our compliance with the services agreement will delay and could prevent, limit, or increase the cost of, any acquisitions in continental Europe. We have in the past had, and presently have, disagreements with EB-UK in connection with the application of its rights under the services agreement to our expansion activities in Europe. These disagreements have resulted in litigation and could result in additional litigation. Current litigation is pending before the Commercial Court, Queen's Bench Division of the High Court of Justice in the United Kingdom. EB-UK filed a lawsuit claiming that under the terms of the services agreement and a related trademark license agreement, EB-UK is entitled to operate a retail web site targeted to consumers in the United Kingdom and Ireland and claiming that sales by us into the United Kingdom and Ireland through our web site violate the services agreement. We cannot predict the outcome of this litigation or any other litigation between us and EB-UK relating to the services agreement. Litigation with EB-UK, if decided adversely to us, could further restrict our ability to expand our business in Europe. Whether successful or not, litigation with EB-UK could divert our resources and result in substantial costs, either of which could harm our business.

OUR OPERATING RESULTS FLUCTUATE FROM PERIOD TO PERIOD, WHICH COULD RESULT IN A LOWER PRICE FOR OUR COMMON STOCK.

         Our business is affected by seasonal patterns. We historically generate our highest net sales, management fees and net income during the fourth quarter, which includes the holiday selling season. During fiscal 2001, we generated approximately 43% of our net sales and substantially all of our operating income during the fourth quarter. Accordingly, any adverse trend in net sales during the holiday selling season could adversely affect our results of operations for the quarter as well as for the entire year. Our results of operations may fluctuate from quarter to quarter depending upon a variety of factors, most of which we cannot control. These factors include:

         o the timing of new product introductions and new store openings;

         o        net sales contributed by new stores;

         o        increases or decreases in comparable store sales;

         o        poor general economic conditions;

         o        adverse weather conditions;

         o        shifts in the timing of certain holidays or promotions; and

         o        changes in our merchandise mix.

         Any one or more of these factors could affect our business, financial condition and results of operations, and this makes the prediction of our financial results on a quarterly basis difficult. Also, it is possible that our quarterly financial results may be below the expectations of public market analysts and investors. This could adversely affect the price of our common stock.

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IF WE FAIL TO OBTAIN PRODUCTS FROM OUR SUPPLIERS, OUR SALES AND GROSS PROFIT
WILL BE ADVERSELY AFFECTED.

         We rely heavily upon our suppliers to provide us with new products as quickly as possible. We purchase a significant amount of products from Nintendo of America, Inc., Electronic Arts, Inc., Sega of America, Inc., and Sony Computer Entertainment, Inc. and often receive shipments of new release products which are disproportionately large relative to our share of the overall consumer electronic game market. During fiscal 2001, our purchases from Sony, Electronic Arts, Nintendo and Sega represented 12.5%, 9.9%, 9.3% and 7.1%, respectively, of our net purchases. We believe that the loss of any of these suppliers could reduce our product offerings, which could cause us to be at a competitive disadvantage. In addition, our financial performance largely depends upon the business terms we obtain from our suppliers, including competitive prices, unsold product return policies, advertising and market development allowances, freight charges and payment terms. Our failure to maintain favorable business terms with our suppliers could adversely affect our ability to offer products to consumers at competitive prices. During fiscal 2001, approximately one-third of our product purchases were from domestic distributors of products manufactured overseas, primarily in Asia. To the extent that our distributors rely on overseas sources for a large portion of their products, any event causing a disruption of imports, including the imposition of import restrictions, could adversely affect our business. In addition, many Asian currencies have been devalued significantly in relation to the U.S. dollar, and financial markets in Asia have experienced significant turmoil. We cannot assure you that these events will not occur again in the future, and if these events do occur, our business could be harmed. Trade restrictions in the form of tariffs or quotas, or both, applicable to the products we sell could also affect the importation of those products generally and could increase the cost and reduce the supply of products available to us.

WE RELY ON OUR MANAGEMENT INFORMATION SYSTEMS FOR INVENTORY MANAGEMENT AND DISTRIBUTION. IF OUR MANAGEMENT INFORMATION SYSTEMS FAIL TO ADEQUATELY PERFORM THESE FUNCTIONS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         The efficient operation of our business is dependent on our management information systems. In particular, we rely on a warehouse management system used in our domestic distribution centers and an inventory replenishment system used to track sales and inventory. Both systems were implemented in 2000. We rely on these systems to execute our "first to market" new release strategy, to keep our stores in stock at optimum levels and to move inventory efficiently. The failure of our management information systems to perform as we anticipate could disrupt our business and adversely affect our sales and profitability.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO NUMEROUS RISKS.

         We have retail operations in various foreign countries, including Australia, Canada, New Zealand, Italy, Denmark, Germany, Norway and South Korea, and we intend to pursue opportunities that may arise in these and other countries. Net sales in these foreign countries represented approximately 14% of our net sales in fiscal 2001. We are subject to the risks inherent in conducting business across national boundaries, any one of which could adversely impact our business. These risks include:

         o        economic downturns;

         o        currency exchange rate fluctuations;

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         o        changes in governmental policy;

         o        international incidents;

         o        military outbreaks;

         o        government instability;

         o        nationalization of foreign assets; and

         o        government protectionism.

         We cannot assure you that one or more of these factors will not impair our current or future international operations and, as a result, harm our overall business.

IF WE ARE UNABLE TO RENEW OUR LEASES OR FIND ADDITIONAL SITES FOR EXPANSION, OUR REVENUE GROWTH MAY DECLINE.

         As of February 3, 2001, 91 of our stores (12.3% of all stores) were operated under leases with terms that expire in less than one year. We cannot assure you that we will be able to maintain our existing store locations as leases expire, that we will be able to locate suitable alternative sites on acceptable terms or find additional sites for new store expansion. If we fail to maintain existing store locations, locate alternative sites or find additional sites for new store expansion, our revenues and earnings may decline.

WE DEPEND UPON OUR KEY PERSONNEL AND THEY WOULD BE DIFFICULT TO REPLACE.

         Our success depends upon our ability to attract, motivate and retain key management associates for our stores and skilled merchandising, marketing and administrative personnel at our headquarters. In the past, we have been successful in maintaining the continuity of our management team, including our executive officers, Jeffrey W. Griffiths, our President and Chief Executive Officer, John R. Panichello, our Senior Vice President and Chief Operating Officer and President of BC Sports Collectibles, James A. Smith, our Senior Vice President and Chief Financial Officer, Seth P. Levy, our Senior Vice President and Chief Information Officer and the President of ebworld.com, Inc., and Steve
R. Morgan, our Senior Vice President of Stores. However, we cannot assure you that we will continue to be successful in attracting and retaining such personnel.

IF THE INTERNET FAILS TO CONTINUE TO GROW AS A MEANS OF E-COMMERCE, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         If the e-commerce market does not grow or grows more slowly than we expect, our business may not grow as quickly as we anticipate. A number of factors could prevent the acceptance and growth of e-commerce, including the following:

         o e-commerce is at an early stage and consumers may be unwilling to shift their traditional purchasing to online purchasing;

         o increased government regulation or taxation may adversely affect the viability of e-commerce;

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         o        negative publicity and consumer concern about the reliability, cost, ease of access, quality of services, capacity, performance and security of e-commerce transactions could discourage its acceptance and growth; and

         o reduced marketing expenditures may adversely affect traffic and sales on the Internet.

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                              ELECTRONICS BOUTIQUE

         We believe we are among the world's largest specialty retailers of electronic games. As of November 21, 2001, we operated 905 stores, primarily under the names Electronics Boutique and EB GameWorld, in the United States, Australia, Canada, New Zealand, Italy, Denmark, Germany, Norway and South Korea. We also operate a commercial web site under the URL address www.ebgames.com. We sell video game hardware and software, PC entertainment software and related accessories and products.

         The electronic game industry is an approximately $7 billion market in the United States that has grown at a compound annual growth rate of 18.5% over the last five years. According to International Development Group, a leading market research firm in our industry, this industry is projected to grow at an annual rate of approximately 25% for the next two years primarily as a result of the large number of expected introductions and roll-outs of new video game hardware systems. The introductions of Sony's PlayStation 2 in late 2000 and Nintendo's Game Boy Advance in June 2001, as well as the introductions of Nintendo's GameCube and Microsoft's Xbox in the fourth quarter of 2001, represent the most significant video game hardware introductions since 1996. These introductions are anticipated to increase substantially the installed base of video game hardware units and drive growth in the software segment. We believe our position as the destination of choice for the electronic game enthusiast will enable us to benefit from this rapid industry growth.

         We serve the electronic game enthusiast who demands immediate access to new release titles and who generally purchases more video game titles and PC entertainment software than the average electronic game consumer. As a result, we believe our tie ratio of sales of software units to hardware units sold is consistently above the industry average. We believe that we attract the electronic game enthusiast due to our:

         o        specialty store focus on the electronic game segment;

         o        ability to stock sought-after new releases;

         o        breadth of product selection; and

         o        knowledgeable sales associates.

         We believe that our vendors recognize the importance of our electronic game enthusiast customer base and, consequently, often grant us disproportionately large allocations of new release titles and products. We have developed a highly effective centralized inventory management system which enables us to execute our "first to market" new release strategy and efficiently manage overall inventory levels in order to maximize the sale of new products during peak periods and avoid markdowns as titles mature.

         Over the last four fiscal years, we have doubled our store base and believe that we can continue to significantly grow our store base over the next several years, both domestically and internationally. We plan to open approximately 175 net new stores in fiscal 2002 and approximately 200 net new stores in fiscal 2003. In the United States, we plan to continue to open stores under our Electronics Boutique format. In addition, we plan to accelerate the growth of our EB GameWorld store format which will be located primarily in urban areas, central business districts and strip and power shopping centers. These

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stores, which carry a wider assortment of pre-owned electronic games than our
Electronics Boutique stores, target the more value conscious electronic game enthusiast.

         Internationally, we plan to continue to open additional stores in Canada, Australia and New Zealand. In addition, in fiscal 2002, we have begun to put in place a store expansion program for continental Europe which includes both the acquisition of regional chains and the opening of new stores. In May 2001, we acquired eight stores in Denmark and Norway which will serve as a foundation for our expansion in Scandinavia. In August 2001, we acquired a 70% interest in an Italian specialty video game and PC entertainment chain which owns 10 stores. In October 2001, we acquired substantially all of the assets of Game It!, a video gaming business based in Kemper, Germany. The electronic game market in continental Europe has consumer demand characteristics similar to the U.S. market, although it has a highly fragmented retail distribution network. We believe that our store model, merchandising expertise and strong vendor relationships should enable us to gain significant market share in selected European markets over the next several years.

         We were incorporated under the laws of the State of Delaware in March 1998 as a holding company for our operating activities. Our predecessor was incorporated in the Commonwealth of Pennsylvania in 1977. Our executive offices are located at 931 South Matlack Street, West Chester, Pennsylvania 19382 and our telephone number is (610) 430-8100. We also have a web site located at www.ebgames.com. The information which appears on our web site is not part of this prospectus.

                                 USE OF PROCEEDS

         Electronics Boutique will not receive any of the proceeds from the sale of the common stock being offered hereby for the account of the Selling Stockholders.

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                              SELLING STOCKHOLDERS

         This prospectus relates to the sale by the selling stockholders from time to time of up to 440,357 shares of Electronics Boutique's common stock. However, the selling stockholders are not obligated to, and may not, sell any of the shares.

         The table below sets forth the names of the selling stockholders, the number of shares owned, directly and beneficially, by such stockholders, the number of shares being offered by the selling stockholders and the number of shares of our common stock the selling stockholders will hold after the offering, assuming the offer and sale of all shares held by the selling stockholders in the offering.


---------------------------------------------------------------------------------------------------------------
                                     SHARES HELD                                                 PERCENT HELD
                                     PRIOR TO THE        SHARES BEING        SHARES HELD AFTER     AFTER THE
     SELLING STOCKHOLDER (1)         OFFERING (2)           OFFERED            THE OFFERING       OFFERING (3)
     -----------------------         ------------           -------            ------------       -------------
---------------------------------------------------------------------------------------------------------------
Jeffrey W. Griffiths (4)                 338,263            165,000                173,263               *
---------------------------------------------------------------------------------------------------------------
John R. Panichello (5)(6)             11,877,671            143,571             11,734,100             45.9%
---------------------------------------------------------------------------------------------------------------
James A. Smith (7)                        85,643             39,643                 46,000               *
---------------------------------------------------------------------------------------------------------------
Seth P. Levy (8)                         145,143             47,143                 98,000               *
---------------------------------------------------------------------------------------------------------------
Stanley Steinberg (9)                     22,000             15,000                  7,000               *
---------------------------------------------------------------------------------------------------------------
Louis J. Siana (10)                       20,000             15,000                  5,000               *
---------------------------------------------------------------------------------------------------------------
Dean S. Adler (11)                        20,000             15,000                  5,000               *
---------------------------------------------------------------------------------------------------------------
         *Denotes less than 1%.

         (1) The address for each selling stockholder is c/o Electronics Boutique Holdings Corp., 931 South Matlack Street, West Chester, Pennsylvania 19382.

         (2) Includes all shares of common stock issuable upon the exercise of options issued under the 1998 Equity Participation Plan and the 2000 Equity Participation Plan without reference to Rule 13d-3 promulgated under the Exchange Act.

         (3) Percentages are computed based on 25,404,719 shares of common stock outstanding as of November 19, 2001 and, in each individual's case, the number of shares of common stock issuable upon the exercise of all options held by such individual without reference to Rule 13d-3 promulgated under the Exchange Act, but does not include the number of shares of common stock issuable upon the exercise of any other outstanding options.

         (4) Mr. Griffiths has served as our President and Chief Executive Officer and as a Class I Director since June 2001. From March 1998 to June 2001, Mr. Griffiths served as our Senior Vice President of Merchandising and Distribution. Mr. Griffiths served as Senior Vice President of Merchandising and Distribution of our predecessor from March 1996 to March 1998. From March 1987 to February 1996, Mr. Griffiths served as Vice President of Merchandising of our predecessor and, from April 1984 to February 1987, he served as Merchandise Manager of our predecessor. The shares of common stock being offered hereby consist of 165,000 shares issuable upon the exercise of options to purchase shares of common stock issued pursuant to the 1998 Equity Participation Plan.

         (5) Mr. Panichello has served as our Senior Vice President and Chief Operating Officer since June 2001. From March 1998 to June 2001, Mr. Panichello served as our Senior Vice President and Chief Financial Officer. Mr. Panichello served as the Senior Vice President of Finance of our predecessor from March 1997 to March 1998 and the President of the BC Sports Collectibles division since March 1997. From March 1996 to February 1997, Mr. Panichello served as our predecessor's Senior Vice President of Finance and, from June 1994 to February 1996, he served as its Vice President and Treasurer. Mr. Panichello served as a director of EB-UK from May 1995 to November 1999. Mr. Panichello is the husband of Susan Y. Kim and the son-in-law of James J. Kim. The shares of common stock being offered hereby consist of 143,571 shares issuable upon the exercise of options to purchase shares of common stock issued pursuant to the 1998 Equity Participation Plan.

         (6) EB Nevada Inc. owns 11,569,100 shares of common stock and is a wholly-owned subsidiary of The Electronics Boutique, Inc., all of the outstanding capital stock of which is owned by James J. Kim, Agnes C. Kim, the David D. Kim Trust of December 31, 1987, the John T. Kim Trust of December 31, 1987 and the Susan Y. Kim Trust of December 31, 1987. Each of the Kim trusts has in common Susan Y. Kim and John F.A. Earley as co-trustees, in addition to a third trustee (John T. Kim in the case of the Susan Y. Kim Trust and the John T. Kim Trust and David D. Kim in the case of the David D. Kim Trust) (the trustees of each trust may be deemed to be the beneficial owners of the shares held by such trust). In addition, the trust agreement for each of these trusts encourages the trustees of the trusts to vote the shares of common stock held by them, in their discretion, in concert with James J. Kim's family. Accordingly, the trusts, together with their respective trustees and James J. and Agnes C. Kim, may be considered a "group" under Section 13(d) of the Exchange Act. This group may be deemed to have beneficial ownership of the shares owned by EB Nevada Inc.

         (7) Mr. Smith has served as our Senior Vice President and Chief Financial Officer since June 2001. From August 2000 to June 2001, Mr. Smith served as our Senior Vice President of Finance. Mr. Smith served as our Vice President of Finance from May 1998 to August 2000, as Vice President and Controller from March 1998 to May 1998, as Vice President and Controller of our predecessor from March 1996 to March 1998, and as Controller of our predecessor from November 1993 to March 1996. The shares of common stock being offered hereby consist of 39,643 shares issuable upon the exercise of options to purchase shares of common stock issued pursuant to the 1998 Equity Participation Plan.

         (8) Mr. Levy has served as our Senior Vice President of our ebworld.com, Inc. subsidiary since March 1999. From February 1997 to March 1999, Mr. Levy served as our Vice President and Chief Information Officer. The shares of common stock being offered hereby consist of 47,143 shares issuable upon the exercise of options to purchase shares of common stock pursuant to the 1998 Equity Participation Plan.

         (9) Mr. Steinberg has served as a Class I Director since September 1998. Mr. Steinberg is a member of the Audit Committee of our Board of Directors. The shares of common stock being offered hereby consist of 15,000 shares issuable upon the exercise of options to purchase shares of common stock pursuant to the 1998 Equity Participation Plan.

         (10) Mr. Siana has served as a Class II Director since March 1998. The shares of common stock being offered hereby consist of 15,000 shares issuable upon the exercise of options to purchase shares of common stock pursuant to the 1998 Equity Participation Plan.

         (11) Mr. Adler has served as a Class II Director since March 1998. Mr. Adler is a member of the Audit Committee and the Compensation Committee of our Board of Directors. The shares of common stock being offered hereby consist of 15,000 shares issuable upon the exercise of options to purchase shares of common stock pursuant to the 1998 Equity Participation Plan.

                              PLAN OF DISTRIBUTION

         The shares may be sold or distributed from time to time by the selling stockholders. The selling stockholders will act independently in making decisions with respect to the timing, manner and size of each sale of the common stock covered here. The shares will be offered on the Nasdaq National Market System or in privately negotiated transactions. The selling stockholders may sell the shares registered here in one or more of the following methods:

         o cross trades or block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

         o "at the market" to or through market makers or into an existing market for the shares;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

         o any combination of the foregoing, or by any other legally available means.

         The selling stockholders may also enter into option or other transactions with brokers or dealers that require the delivery by these brokers or dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. In addition, a selling stockholder may pledge its shares to brokers or dealers or other financial institutions. Upon a default by a selling stockholder, the brokers, dealers or financial institutions may offer and sell the pledged shares.

         Underwriters, dealers and agents that participate in the distribution of shares may be deemed to be underwriters and any discounts or commissions received by them from the selling stockholders and any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. At such time that the selling stockholders elects to make an offer of shares, a prospectus supplement, if required, will be distributed that will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling stockholders and any other required information.

         Under agreements which may be entered into by the selling stockholders, underwriters who participate in the distribution of shares may be entitled to indemnification by the selling stockholders against certain liabilities, including liabilities under the Securities Act. We have also agreed to indemnify in certain circumstances the selling stockholders and certain control and other persons related to the foregoing persons against certain liabilities, including liabilities under the Securities Act.

         The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell any or all of the shares.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 100,000,000 shares of common stock and 25,000,000 shares of preferred stock. No shares of preferred stock are issued and outstanding.

         The following description of our capital stock is not complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of Delaware law.

COMMON STOCK

         Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors and the holders of the remaining shares will not be able to elect any directors.

         Holders of our common stock are entitled to receive such dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor, subject to the terms of any existing or future agreements between us and our debtholders. We have not declared or paid cash dividends on our capital stock since our initial public offering in July 1998. We expect to retain future earnings, if any, for business use, and do not anticipate declaring or paying any cash dividends on shares of our common stock in the foreseeable future. In the event that we liquidate, dissolve or wind up our operations, holders of our common stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

PREFERRED STOCK

         Our Board of Directors is authorized to issue 25,000,000 shares of preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by our stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or making more difficult a change in control and may adversely affect the market price of our common stock, and the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no current plans to issue any shares of preferred stock and no shares are currently outstanding.

CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

         Set forth below is a summary of certain provisions of our certificate of incorporation and bylaws, which could be deemed to have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage an unsolicited takeover of us if our Board of Directors determines that the takeover is not in the best interests of us and our stockholders. However, these provisions could also have the effect of discouraging certain attempts to acquire us or remove incumbent management even if some or a majority of stockholders deemed such an attempt to be in their best interests.

         Our certificate of incorporation provides for a classified Board of Directors consisting of three classes as nearly equal in size as the then authorized number of directors constituting our Board of Directors permits. At each annual meeting of our stockholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. Each class shall hold office until the date of the third annual meeting for the election of directors following the annual meeting at which such director was elected. As a result, approximately one-third of our Board of Directors will be elected each year. Under the Delaware General Corporation Law, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with provisions of our certificate of incorporation and bylaws authorizing our Board of Directors to fill vacant directorships, precludes a stockholder from removing incumbent directors without cause and simultaneously gaining control of our Board of Directors by filling the vacancies created by such removal with its own nominees.

         Our bylaws establish an advance notice procedure for the nomination, other than by or at the direction of our Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of our stockholders. In general, notice must be received by us not less than 60 days nor more than 90 days prior to the date of the annual meeting and must contain certain specified information concerning the persons to be nominated or the matters to be brought before the annual meeting and concerning the stockholder submitting the proposal.

         Our certificate of incorporation provides that no action may be taken by our stockholders except at an annual or special meeting of stockholders and prohibits actions by written consent in lieu of a meeting. Our certificate of incorporation also authorizes our officers and directors, when exercising their respective powers, to consider the interests of other constituencies, including our employees, suppliers, creditors and customers. Our certificate of incorporation provides that special meetings of our stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, the President or by a majority of the members of our Board of Directors. This provision will make it more difficult for stockholders to take action opposed by our Board of Directors. Our certificate of incorporation also provides that our stockholders may not amend our bylaws or our certificate of incorporation without the approval of two-thirds of our outstanding capital stock entitled to vote. Also, if a compromise or arrangement is proposed between our creditors or stockholders and us, our certificate of incorporation permits any court of equitable jurisdiction within the State of Delaware to order a meeting of our creditors or stockholders, as the case may be, upon application by us or our creditors, stockholders, trustees, or receivers. If a majority in number representing three-fourths in value of our creditors or stockholders, as the case may be, agrees to any compromise or arrangement and to our reorganization, as a consequence of such compromise or arrangement, and if sanctioned by the court upon which the application was made, the compromise or arrangement will be binding on us, as well as all of our creditors or stockholders, as the case may be.

EFFECT OF DELAWARE ANTI-TAKEOVER STATUTE

         We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents certain Delaware corporations, including those whose securities are included for quotation in The Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of
Section 203, a "business combination" includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, Section 203 defines an "interested stockholder" as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of
Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of our outstanding voting shares. We have not "opted out" of the provisions of
Section 203.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for our common stock is EquiServe Trust Company, N.A.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the reporting requirements of the Exchange Act, and we file reports and other information with the Securities and Exchange Commission. We have also filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act relating to the offer and sale of our common stock under this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. You should read these exhibits for a more complete description of the matters involved. Our reports, the registration statement and the exhibits and schedules to the registration statement filed with the Securities and Exchange Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The public may obtain information regarding the Securities and Exchange Commission's public reference facility by calling 1-800-SEC-0330. Our reports, the registration statement and other information filed by us with the Securities and Exchange Commission are also available at the Securities and Exchange Commission's web site on the Internet at www.sec.gov. Our common stock is traded on The Nasdaq National Market under the symbol "ELBO".

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference in this prospectus is considered to be part of this prospectus. In addition, information we file with the Securities and Exchange Commission in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference our annual report on Form 10-K for the fiscal year ended February 3, 2001, our quarterly reports on Form 10-Q for the 13 weeks ended May 5, 2001 and August 4, 2001 and our current reports on Form 8-K filed on June 8, 2001 and August 6, 2001, file no. 000-24603, the description of our common stock contained in the Registration Statement on Form 8-A filed July 9, 1998, including all amendments and reports filed for the purpose of updating such reports, and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling stockholders sell all of the securities being offered. We will provide free copies of any of these documents if you write or telephone us as at Investor Relations, Electronics Boutique Holdings Corp., 931 South Matlack Street, West Chester, Pennsylvania 19382, (610) 430-8100.

         No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer of solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer of solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.





                       ELECTRONICS BOUTIQUE HOLDINGS CORP.

                   ------------------------------------------

                                  Common Stock

                               ------------------

                                   PROSPECTUS

                               ------------------



                                November 23, 2001

                                     PART II
            INFORMATION REQUIRED TO BE IN THE REGISTRATION STATEMENT

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of the directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations allowed under the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Electronics Boutique's Certificate of Incorporation (the "Certificate of Incorporation") limits the liability of its directors to Electronics Boutique or its stockholders to the fullest extent permitted by the Delaware statute. Specifically, directors of Electronics Boutique will not be personally liable for monetary damages for breach of the director's duty of loyalty to Electronics Boutique and its stockholders, (i) for any breach of the director's duty of loyalty to Electronics Boutique and its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Electronics Boutique and its stockholders. At present, there is no litigation or proceeding pending involving a director of Electronics Boutique as to which indemnification is being sought, nor is Electronics Boutique aware of any threatened litigation that may result in claims for indemnification by any director.

         The By-Laws of Electronics Boutique are silent with respect to indemnification of directors.

         Electronics Boutique has directors and officers liability insurance coverage and has entered into indemnification agreements with each of its directors and executive officers.

         Reference is made to the "undertakings" section of this Registration Statement for additional information regarding indemnification of directors and officers.

                                    EXHIBITS

         EXHIBIT NO.       DESCRIPTION
         -----------       -----------

         3.1(1)            Certificate of Incorporation

         3.2(1)            By-Laws

         4.1(1)            1998 Equity Participation Plan

         EXHIBIT NO.       DESCRIPTION
         -----------       -----------

         5.1(2) Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers, LLP, counsel to the Registrant, as to the legality of the securities being registered hereby

         23.1              Consent of KPMG LLP

         ------------

(1) Incorporated by reference to Electronics Boutique's Registration Statement on Form S-1, as amended (Registration No. 333-48523).

(2) Incorporated by reference to Electronics Boutique's Registration Statement on Form S-8, amended (Registration No. 333-65463).

                                  UNDERTAKINGS

(a)      Rule 415 Offering

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration
                  Statement:

                           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONAFIDE offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment to any of the securities being registered which remain unsold at the termination of the offering.

(b)      Filings incorporating subsequent Exchange Act documents by reference

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of the Plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(h) Request for acceleration of effective date or filing of registration statement on Form S-8

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a post-effective amendment to Form S-8 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of West Chester, Commonwealth of Pennsylvania, on November 23, 2001.

         ELECTRONICS BOUTIQUE HOLDINGS CORP.

         By:   /s/ Jeffrey W. Griffiths
              ---------------------------------------
              Jeffrey W. Griffiths

         Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed below on November 23, 2001 by the following persons in the capacities indicated.

              NAME                                   TITLE
              ----                                   -----

         /s/ James J. Kim                 Chairman of the Board
------------------------------------
         James J. Kim


         /s/ Jeffrey W. Griffiths         President and Chief Executive Officer;
------------------------------------      Director
         Jeffrey W. Griffiths


         /s/ Dean S. Adler                Director
------------------------------------
         Dean S. Adler


         /s/ Louis J. Siana               Director
------------------------------------
         Louis J. Siana


         /s/ Stanley Steinberg            Director
------------------------------------
         Stanley Steinberg


         /s/ Susan Y. Kim                 Director
------------------------------------
         Susan Y. Kim


         /s/ James A. Smith               Senior Vice President and
------------------------------------      Chief Financial Officer
         James A. Smith                   (Principal Financial and Accounting
                                          Officer)

                                  EXHIBIT INDEX



         23.1     Consent of KPMG LLP